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                                                                 Exhibit 99.39

KeraVision Announces New Financing Options for Intacs Surgeons
Start-up surgeons' kits offered through KeraUse and KeraLease

FREMONT, CA (April 27, 2000) - KeraVision, Inc. (Nasdaq: KERA), developer of Intacs prescription inserts for correcting mild nearsightedness (myopia), announced two new financing programs that are designed to make the Intacs technology easier for physicians to acquire.

The KeraUse program is a "pay as you go" usage arrangement in which the Intacs technology is acquired over a 39-month period, with the first payment deferred for three months. To participate, ophthalmic surgeons must commit to buying at least 216 Intacs inserts, at $697 each, over the course of the program.

The KeraLease program is a 36-month lease arrangement that offers the Intacs technology for $1,499 per month. Included are a surgical instrument set, valued at $36,000, and start-up inventory of 18 Intacs inserts, valued at $500 each.

As with the company's original purchase plan, surgeon training and follow-up in-field proctoring are provided at no charge to physicians who buy or lease the Intacs surgical instrument set.

"The KeraUse and KeraLease programs are designed to remove the cost barriers to expanding a surgeon's refractive practice into the mainstream mild myopia segment, which is the segment for which Intacs are especially designed," said Steve Henderson, KeraVision Vice President - Sales. "These programs make it easier to become a comprehensive refractive provider."

Both financing programs provide special incentives to surgeons who quickly adopt Intacs as part of their practice once they have completed Intacs training and proctoring.

KeraVision's original purchase program will continue to be offered. This program provides a "start-up" surgeons' kit consisting of an instrument set and 18 Intacs inserts, for $45,000.

KeraVision, founded in 1986, is the developer of Intacs prescription inserts for correcting mild myopia, which was named one of "The Year's Top 10 Medical Advances" by CNN and Health magazine. Approved by the FDA in 1999, Intacs are a flexible and convenient option to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The company's patented Intacs technology is also being developed for the possible treatment of hyperopia (farsightedness); myopia (nearsightedness) in wider ranges than presently approved by the FDA; astigmatism; and keratoconus, a corneal thinning disease.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of Intacs prescription inserts, the need for additional capital to fund future business operations, complications relating to the product or the surgical procedure, competitive products and technologies, and other risk factors described under the heading "Risk Factors" contained in Item 1 of KeraVision's Form 10-K for the year ended December 31, 1999, as well as in other SEC filings.

Note to Editors: KeraVision and Intacs are registered trademarks or trademarks of KeraVision, Inc. in the U.S. and foreign countries


For further information
Investors:  Mark Fischer-Colbrie, (510) 353-3000
Media: Mick Taylor, (510) 353-3075
www.GetIntacs.com
"Fax On Demand"
(800) 448-8559